[CARTOON LOGO]

CARTOON ACQUISITION, INC.

POST OFFICE BOX 202 WYOMING, NEW YORK 14591-0202 TELEPHONE AND TELECOPIER (585) 495-6907

February 7, 2005

To: The Shareholders of Cartoon Acquisition, Inc.

Dear Shareholder:

     On January 25, 2005, James Margulies, the Company's former holder of approximately 99.99% of Cartoon's common stock, entered into a private securities transaction with me; whereby, I purchased approximately 92.5% of the Company's total issued and outstanding common stock. As the result of that certain stock transaction, Mr. Margulies resigned his positions as the Company's sole Director, President, Secretary, and Treasurer. (For additional details on the transaction between Mr. Margulies and I, please refer to the Company's Form 8-K filing, dated January 26, 2005, which may be located at www.sec.gov, or which you may obtain, at no cost to you, by writing to the Company at the mailing address first written above.) Beyond January 25, Mr. Margulies remained as a shareholder of the Company and owns approximately 7.5% of the Company's total issued and outstanding common stock.

     As the result of that transaction, there were no shareholder-approved members seated on the Company's Board of Directors, and there were no officers serving the Company as of that date.

     I, acting in pursuance of certain provisions permitted to shareholders by the General Corporation Law of Delaware, took action by written consent in lieu of a meeting.

     The proposals which I submitted to the Company's shareholders, and which I unilaterally considered and adopted by written consent in lieu of a meeting (and which are more fully described in the attached Information Statement), were (a) my nomination to serve as the sole director on the Company's Board of Directors, (b) to authorize the Company's Board of Directors to take any action the Company requires to comply with state and Federal securities laws, and (c) to permit the Board of Directors to take all steps necessary to establish and to further the Company's plan of operation ( as such plan was last reported by the Company in its Form 10-SB Registration Statement, which was filed with the U. S. Securities and Commission on October 10, 2003). Under Delaware Law, the shareholder actions that were taken must have been approved by a plurality of votes eligible to be cast as of the record date by the holders of the Company's common voting equity securities at any regular or special meeting. Accordingly, the affirmative vote by my 185,000 shares constituted the Delaware State plurality requirement. As the result of the shareholder actions, I was elected to serve as the sole director on the Company's Board of Directors, in perpetuity, until my voluntary or involuntary termination or to the date a successor will be nominated and elected by a future action of the Company's shareholders.

February 7, 2005 - Page 1

     In addition, by the separate action of the Company's Board of Directors acting by written consent in lieu of a special meeting, which was also held on January 25, 2005, the Company's Board of Directors resolved: (1) to confirm my appointment to serve as the President and Chief Executive Officer of the Company until a duly qualified successor is appointed to succeed me, (2) to confirm my appointment to serve as interim Secretary and Chief Administrative Officer, as Treasurer and Chief Financial Officer, and as Chief Compliance Officer, respectively, to the date or dates on which a duly qualified successor or successors, respectively, is or are appointed to fill those respective positions, (3) to authorize the Company's President and Chief Executive Officer to enter into any contracts and to do all acts and things necessary to develop the Company and permitted to by the General Corporation Law of Delaware, and (4) to authorize the Company's President and Chief Executive Officer to prepare and deliver certain filings, reports, and other statements to the U. S. Securities and Exchange Commission.

     Therefore, I am furnishing you with the attached Information Statement to notify you of the action by the written consent of the shareholders without a meeting in accordance with Section 14(c) of the Securities Exchange Act of 1934. I must indicate that the action or actions discussed hereinabove will not become effective until February 27, 2005.

     IF YOU WISH TO CONTEST MY ELECTION TO SERVE AS THE SOLE DIRECTOR OF THE COMPANY, OR, IF YOU WISH TO HOLD PROCEEDINGS TO DETERMINE THE VALIDITY OF MY ELECTION, YOU ARE ENTITLED TO DO SO IN THE MANNER SET FORTH UNDER SECTION 225 OF THE GENERAL CORPORATION LAW OF DELAWARE (8 DEL. C. § 225).

     This Information Statement is being sent to you for information purposes only. THE COMPANY IS NOT ASKING FOR YOUR PROXY STATEMENT OR WRITTEN CONSENT AND YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY STATEMENT OR WRITTEN CONSENT.

     Otherwise, if, at any time, I may be of service to you, please do not hesitate to contact me either at the telephone number or mailing address first written above, or, you may contact me electronically by transmitting your e-mail to cartooninvestors@rochester.rr.com.

Very truly yours,
CARTOON ACQUISITION, INC.

/s/ Randolph S. Hudson
Randolph S. Hudson
Acting President and Chief Executive Officer

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